Exhibit 10-3

BB&T

ADDENDUM TO MODIFICATION PROMISSORY NOTE
BB&T Account No. 9660933082

THIS ADDENDUM TO MODIFICATION PROMISSORY NOTE (“Addendum”) is hereby made a part of the Modification Promissory Note dated May 24, 2018, from The Goldfield Corporation (“Borrower”) payable to the order of Branch Banking and Trust Company (“Bank”) in the principal amount of $27,490,000.00 (including all renewals, extensions, modifications and substitutions thereof, the “Note”).

I.    DEFINITIONS.

1.1    Adjusted LIBOR Rate means a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/100th of 1.0%) by adding (i) the One Month LIBOR plus (ii) one and 80/100 percent (1.80%) per annum, which shall be adjusted monthly on the first day of each LIBOR Interest Period. The Adjusted LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that Bank shall receive the same yield. The interest rate will in no instance exceed the maximum rate permitted by applicable law and the interest rate will not decrease below a fixed minimum rate of 0%.

1.2    Business Day means a day other than a Saturday, Sunday, legal holiday or any other day when the Bank is authorized or required by applicable law to be closed.

1.3    Advance means any advance made by Bank to Borrower evidenced by the Note.

1.4    LIBOR Interest Period means the period applicable to any Advance commencing on the date the Note is made (or the date of any subsequent LIBOR addendum to the Note) and (i) if adjusted monthly, ending on the day that is immediately prior to the numerically corresponding day of each month thereafter or (ii) if adjusted quarterly, ending on the day that is immediately prior to the numerically corresponding day of each quarter thereafter; provided that:

(a) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day; and

(b) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding day in a subsequent month if adjusted monthly or in a subsequent quarter if adjusted quarterly, shall end on the last Business Day of each subsequent month if adjusted monthly or on the last Business Day of each subsequent quarter if adjusted quarterly.

1.5    LIBOR Reserve Percentage means the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (i) any category of liability which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (ii) any category of extensions of credit or other assets related to LIBOR.

1.6    One Month LIBOR means the average rate quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by the Bank, on the determination date for deposits in U. S. Dollars offered in the London interbank market for one month determined at approximately 11:00 am London time two (2) Business Days prior to the commencement of the applicable LIBOR Interest Period; provided that if the above method for determining One month LIBOR shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination agreed on by Borrower and Bank; provided, if such agreement is not reached within a reasonable period of time (in Bank's sole judgment), a rate reasonably determined by Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by Bank) in the London interbank market for U. S. Dollar deposits; and provided further that if One Month LIBOR determined as provided above would be less than zero percent (0%), then One Month LIBOR shall be deemed to be zero percent (0%).

1.7    Standard Rate means, for any day, a rate per annum equal to the Bank's announced Prime Rate minus 0% per annum, and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

II.    LOAN BEARING ADJUSTED LIBOR RATE

2.1    Application of Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall apply to the entire principal balance outstanding of all outstanding Advances for any LIBOR Interest Period.

2.2    Adjusted LIBOR Based Rate Protections.

(a)    Inability to Determine Rate. In the event that Bank shall have determined, which determination shall be final, conclusive and binding, that by reason of circumstances occurring after the date of this Note affecting the London interbank market, adequate and fair means do not exist for ascertaining the One Month LIBOR on the basis provided for in this Note, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination, whereupon (i) no Advance shall be made until Bank notifies

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Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any request by Borrower for an Advance shall be deemed to be a request for an Advance at the Standard Rate.

(b)    Illegality; Impracticability. In the event that Bank shall determine, which determination shall be final, conclusive and binding, that the making, maintaining or continuance of any portion of an Advance (i) has become unlawful as a result of compliance by Bank with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any of the same not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Bank material hardship, as a result of contingencies occurring after the date of this Note materially and adversely affect the London interbank market or Bank's ability to make Advances generally, then, and in any such event, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination. Thereafter, (x) the obligation of Bank to make any Advance subject to the Adjusted LIBOR Rate shall be suspended until such notice shall be withdrawn by Bank, and (y) any request by Borrower for an Advance shall be deemed to be a request for an Advance at the Standard Rate.

III.    PURPOSE OF LOAN

3.1    Purpose of Loan. The “Net Cash Available to Borrower for Future Advances” in the amount set forth in a Loan Closing Statement of even date hereof will be advanced by Bank to Borrower only for the purchase (or reimbursement if Borrower advanced the cost) of equipment, vehicles, and related accessories, made on or after January 1, 2018 (“Additional Collateral”). Draw requests must be accompanied with appropriate invoices (or proof of prior payment), and will not exceed the purchase price, plus sales tax, shipping charges, and accessories. No advances hereunder will be made after December 31, 2018. Borrower agrees to execute such additional documentation as may be necessary from time to time to perfect the Bank’s security interest and first lien position in the Additional Collateral.

This Addendum shall operate as a sealed instrument.

Borrower:

/s/ Melissa A. Munson	The Goldfield Corporation, a Delaware corporation
Witness:

Melissa A. Munson	By: /s/ Stephen R. Wherry
Print Name:	Stephen R. Wherry, its Senior Vice President

/s/ Barry Forbes
Witness:	Date: May 24, 2018
Barry Forbes
Print Name:

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